Exhibit 10.3

CHANGE IN CONTROL BENEFIT AGREEMENT

AGREEMENT by and among First Security Group, Inc., a Tennessee corporation having its principal offices in Chattanooga, Tennessee (“First Security”), FSGBank, National Association (“Bank”), which is a wholly owned subsidiary of First Security, and Robyn Thomas McWherter (the “Executive”), dated as of the 23rd day of June, 2004.

The parties desire to enter into an agreement in the manner set forth with respect to certain aspects of the Executive’s employment by Bank.

NOW THEREFORE, in consideration of the mutual covenants contained herein, First Security, Bank and the Executive agree as follows:

Section 1            Effective Date and Term.

The effective date (the “Effective Date”) of this Agreement shall be July 1, 2004.  The term of this Agreement shall begin on the Effective Date and continue for so long as Executive shall remain employed by First Security, Bank or any other subsidiary bank or other direct or indirect subsidiary of First Security (individually a “Subsidiary” and collectively the “Subsidiaries”).  For purposes of this Agreement, “Term” shall mean the term of this Agreement as set forth in this Section 1.

Section 2            Termination Upon a Change in Control.

The Executive shall be entitled to receive the benefits described in this Section 2 upon her Involuntary Termination during the twelve (12) month period following a Change in Control.

(a)  Payments and Benefits Provided.

(i)  Lump Sum Payment.  First Security shall pay the Executive a lump sum cash payment within thirty (30) days of the date of Involuntary Termination (the “Termination Date”) equal to the sum of (A) her current annual base salary (“Annual Base Salary”), determined without regard to any proposed or actual reduction in Annual Base Salary that is a Good Reason reduction under subsection (b)(iii), below; and (B) the “target” annual incentive as set forth in First Security’s Wealth Management/Trust Group Incentive Compensation Plan (or any successor thereto), as outlined in Executive’s employment offer letter from First Security.

(ii)  Medical Plan Continuation.  First Security shall continue to make available coverage to the Executive (and Executive’s dependents) under the applicable medical plan (which may include dental, vision, and general health coverage), on the same terms and conditions as are available to active employees of First Security, and its Subsidiaries, for Final Thomas the twelve (12) month period commencing on the Termination Date.  If, because the Executive is no longer an employee of First Security, Bank or any Subsidiary, First Security shall be unable to make available coverage under the medical benefit plan required to be made available pursuant to this subsection to the Executive or to the Executive’s dependents, First Security shall pay to the Executive a lump sum cash payment within sixty (60) days of the Termination Date equal to the aggregate amount First Security would have paid over the twelve (12) month period described above as its portion of the cost of providing the medical plan coverage described above and based on the level of coverage that the Executive had in place as of the Termination Date.  The lump sum shall be determined and payable as an amount that is not reduced by calculating the present value of the stream of payments that First Security would have made over the twelve (12) month period if such coverage had been available.

(iii)  Long-Term Incentive Plan.  The Executive shall be provided the payment or benefit on account of Involuntary Termination as such payment relates to any long-term incentives provided to her in accordance with the terms of the Second Amended and Restated 1999 Long-Term Incentive Plan of First Security Group, Inc., the First Security Group, Inc. 2002 Long-Term Incentive Plan, and any successor to either plan.

(iv)  Retirement Benefit Plan.  The Executive shall be provided the payment or benefit on account of Involuntary Termination as such payment or benefit relates to or is from any supplemental retirement plan established on or after the Effective Date, and any successor to such plan, in accordance with the terms of the applicable plan.

(b)  Definitions.  For purposes of applying this Section 2, the following definitions shall apply:

(i)  “Cause.”  Cause shall mean:

A.  the Executive’s documented material breach of any code of ethics, lending policy, personnel policy or other relevant policy of First Security, Bank or other Subsidiary by which Executive may be employed.

B.  documented material misconduct by the Executive in the performance of job responsibilities.

C.  documented public conduct by the Executive which brings, causes or results in embarrassment, ridicule or other undesirable publicity to the Executive or to First Security, Bank or other Subsidiary.

D.  the Executive’s conviction of a felony involving acts of moral turpitude, theft involving misappropriation of funds or unlawful business conduct.

For purposes of this provision, “documented” shall mean a written finding by the Executive Committee of the First Security Board of Directors (the “Board”), after review of the facts and circumstances, that the Executive has engaged in the conduct described in clauses A, B or C above.

(ii)  “Change in Control” means and includes the occurrence of anyone of the following events but shall specifically exclude a Public Offering:

A.  individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of First Security as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (“Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

B.  any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (I) 20% or more of the then-outstanding shares of common stock of First Security (“Company Common Stock”) or (II) securities of First Security representing 20% or more of the combined voting power of First Security’s then outstanding securities eligible to vote for the election of directors (“Company Voting Securities”); provided, however, that for purposes of this clause (B), the following acquisitions shall not constitute a Change of Control: (w) an acquisition directly from First Security, (x) an acquisition by First Security or a subsidiary of First Security, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by First Security or any subsidiary of First Security, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in clause (C), below); or

C.  the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving First Security or a subsidiary of First Security which requires the approval of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, the Georgia Department of Banking and Finance, the Comptroller of the Currency and/or any other state or federal regulator of federally insured financial institutions (a “Reorganization”), or the sale or other disposition of all or substantially all of First Security’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:  (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result· of such transaction owns First Security or all or substantially all of First Security’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (II) no person (other than (x) First Security or any subsidiary of First Security, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (III) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (1), (II) and (III) above shall be deemed to be a “Non-Qualifying Transaction”); or

D.  approval by the stockholders of First Security of a complete liquidation or dissolution of First Security.

(iii)  “Good Reason” shall mean the Executive’s voluntary termination of employment after anyone or more of the following events has occurred and not been corrected within fifteen (15) days of written notice from the Executive to the Board, unless the Executive consents to the event in writing delivered to the Board:

A.  assigning the Executive to any duties materially inconsistent with the Executive’s position, duties or responsibilities immediately prior to the termination;

B.  a material reduction in the Executive’s title or material change in reporting responsibilities immediately prior to the termination;

C.  a reduction in the Executive’s Annual Base Salary of ten percent (10%) or more as in effect immediately prior to the termination (or as the same may be increased from time to time), unless any change to any such Annual Base Salary affects all of the individuals whose positions are considered comparable to Executive’s, determined immediately prior to the termination;

D.  requiring the Executive to relocate to an office at a location more than thirty (30) miles from the physical facility of First Security, Bank or any other Subsidiary at which the Executive performed services as an employee immediately prior to the termination; and

E.  First Security (or its successor), Bank or other Subsidiary failing to provide the Executive with substantially the same welfare benefits, perquisites, retirement benefits and other employee programs, as were provided to Executive immediately prior to the termination (unless any change to any such program affects all of the individuals whose positions are considered comparable to Executive’s, determined immediately prior to the termination).

(iv)  “Involuntary Termination” means the Executive’s termination from employment with First Security, Bank or any other Subsidiary involuntarily, including for Good Reason, other than on account of the Executive’s death, disability, retirement or termination for Cause.

(v)  “Public Offering” means the effective time and date of a registration statement filed by First Security under the Securities Act of 1933, for a public offering or any class or series of First Security’s equity securities.

Section 3            Limitation of Additional Payment.

In the event that any payment or distribution by First Security to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”), would result in all or a portion of such payment to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Excise Tax”), then the Payments, in the aggregate, will be reduced to the level that does not incur the Excise Tax.

Section 4            Covenant not to Compete; Non-Solicitation; Confidential Information.

(a)  Covenant not to Compete.  Except as otherwise provided herein, during the Term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed in a position comparable to the Executive’s position at First Security immediately prior to the Termination Date, any competing business, whether for compensation or otherwise, without the prior written consent of First Security. For the purposes of this Agreement, a “competing business” shall be any business that is a federally insured financial institution, or affiliate of such institution in the territory described on Exhibit A attached hereto.  Notwithstanding the foregoing, ownership as a passive investment of not more than five percent (5%) of the issued and outstanding voting securities of a competing business strictly for investment purposes shall not be a violation of this Section 4.

(b)  Non-Solicitation.  Except as otherwise provided herein, during the Term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly, (i) solicit, without the prior written consent of First Security, anyone or any entity that is a customer of First Security as of the Termination Date or was a customer of First Security during the twelve (12) month period ending on the Termination Date, for the purpose of providing any banking services or products that First Security provided (or could have provided) to such customer; and (ii) without the prior written consent of First Security, (A) solicit the employment of any person employed by First Security at any time during the twelve (12) months prior to the Termination Date, (B) become associated with any person or entity which employs, is provided services by or otherwise has any contractual relationship with any person, employed by First Security in any senior management capacity during the twelve (12) months prior to the Termination Date or (C) otherwise disrupt, impair, damage, or interfere with First Security’s relationship with its employees.

(c)  Restrictions Not Applicable.  Except as provided in the second sentence of this Section 4(c), the restrictions on Executive’s activities following termination of employment set forth in Sections 4(a) and 4(b) shall be in effect only if (a) Executive’s employment is terminated for Cause or (b) Executive is receiving the benefits provided under Section 2.  The restrictions set forth in clause (i) of Section 4(b) shall remain in effect if Executive terminates her employment voluntarily, other than for Good Reason, with respect to those customers of FSG with which Executive did not have a banking relationship as of the date of this Agreement.

(d)  Confidential Information.  The Executive acknowledges that as an employee of First Security, she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to First Security and its strategic plan and financial operations.  The Executive also recognizes and acknowledges that all confidential information is the exclusive property of First Security, is material and confidential, and is critical to the successful conduct of the business of First Security.  The Executive agrees that she shall not at any time disclose to any other person (except as required by applicable law or in connection with the performance of her duties and responsibilities hereunder), or use for her own benefit or gain, any confidential information of First Security obtained by her incident to her employment with First Security. The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as relationships, product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of First Security but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of her obligations hereunder.

(e)  Remedies for Violations of Section 4.

(i)  Cessation of Payments and Repayment of Payments.  The Executive acknowledges that all payments to be made in accordance with this Agreement while employed by First Security, and that all payments to be made in accordance with this Agreement upon termination of employment with First Security, are conditioned upon the Executive fulfilling the covenants contained in this Section 4.  The Executive and First Security acknowledge that this Agreement would not have been entered into and the benefits described in Section 2 would not have been promised in the absence of the Executive’s promises under this Section 4.  The Executive also acknowledges that First Security may require repayment of any payments made in accordance with Section 2 upon any violation by the Executive of the covenants contained in this Section 4 and that First Security may cease any payments that are to be provided but have not been made prior to such violation; provided, however, that for purposes of this subsection (e)(i), the date as of which a violation of this Section 4 shall be deemed to have occurred shall be the date determined by a court of equity or law.

(ii)  Additional Remedies.  In addition to cessation or repayment of payments described in subsection (e)(i), above, the Executive acknowledges and agrees that First Security shall have no adequate remedy and could be irreparably harmed if the Executive breaches or threatens to breach any of the provisions of this Section 4.  The Executive agrees that First Security shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 4, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that First Security may have.  The Executive agrees that she shall not, in any equity proceeding relating to the enforcement of the terms of this Section 4, raise the defense that First Security has an adequate remedy at law.

(iii)  Separate and Enforceable Provisions.  The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, anyone or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 4 unreasonable in duration or geographic scope or otherwise, the Executive and First Security agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f)  First Security. Banks and Subsidiaries.  For purposes of this Section 4, the term “First Security” shall also include Bank and all other Subsidiaries.

Section 5            Conflicting Agreements.

The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which she is a party or is bound, and that she is not now subject to any covenants against competition or similar covenants which would affect the performance of her obligation hereunder.

Section 6            Payments; Withholding.

Payments due to Executive by First Security under any provision of the Agreement may be made by Bank in full satisfaction of such payment obligation.  All payments made by First Security or Bank under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

Section 7            Superseding Prior Agreements, No Employment Agreement.

This Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter thereof.  This Agreement is not an agreement of employment and nothing herein shall change Executive’s status as an employee at will.

Section 8             Arbitration of Disputes.

Except as otherwise provided in Section 4, any controversy or claim between the parties arising from or relating to this Agreement or any breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules unless such controversy or claim is specifically excepted from arbitration herein.  Any judgment on any award rendered pursuant to any arbitration proceeding conducted in accordance with this Agreement may be entered and enforced in any court having jurisdiction thereof.  The parties agree to keep the subject matter of any arbitration proceeding, the information exchanged in connection with any arbitration proceeding and the results of any arbitration proceeding completely confidential, except as necessary to acquire sources of proof for the arbitration proceeding and to enforce any arbitration award.  Unless otherwise agreed in writing, any arbitration proceeding shall be conducted by a panel of three neutral arbitrators (the “Arbitration Panel”) chosen in accordance with the AAA’s Commercial Arbitration Rules.  Any arbitration proceeding held under this Agreement shall be conducted in Chattanooga, Tennessee unless otherwise agreed.

Section 9            Assignment; Successor and Assigns, etc.

Neither First Security, Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that First Security shall assign its rights under this Agreement in the event First Security shall hereafter effect a reorganization, consolidate with or merge into any other entity, or transfer all or substantially all of its properties or assets to any other entity; and provided further that Bank’s interest in this Agreement and the interest of any subsequent assignee under this clause shall automatically be assigned, without the necessity for consent or other action on the part of any party, to First Security or any Subsidiary which may employ Executive at any time after the Effective Date.  This Agreement shall inure to the benefit of and be binding upon First Security, Bank and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

Section 10          Enforceability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

The failure of Executive, First Security or Bank to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, First Security or Bank may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

First Security shall pay all legal fees, consulting fees and other related expenses incurred by the Executive in seeking to obtain or enforce payment, benefit or right provided in this Agreement; provided, however, that the Executive shall be required to repay any such amounts to First Security to the extent that an arbitrator or a court of competent jurisdiction issues a final, unappealable order setting forth a determination that the position taken by the Executive was frivolous or advanced in bad faith.

Section 11          Waiver.

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 12          Notice.

Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last known address the Executive has filed in writing with First Security or, in the case of First Security or Bank, at the main offices of First Security, attention of the Chairman of the Compensation Committee of the Board.

Section 13          Amendment.

This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of First Security and Bank.

Section 14          Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by First Security Group, Inc., by its duly authorized representative, by FSG Bank, by its duly authorized officer, and by the Executive, effective as of the date first above written.

FIRST SECURITY:

FIRST SECURITY GROUP, INC.

By:
Harold Anders,
Chair, Compensation Committee

BANK:

FSGBANK, NATIONAL ASSOCIATION
By:
Chairman of the Board

EXECUTIVE:

Robyn Thomas McWherter

FIRST AMENDMENT TO THE
CHANGE IN CONTROL BENEFIT AGREEMENT

This First Amendment to the Change in Control Benefit Agreement by and among First Security Group, Inc., a Tennessee corporation having its principal offices in Chattanooga, Tennessee (“First Security”), FSGBank, National Association (“Bank”), which is a wholly owned subsidiary of First Security, and Robyn Thomas (formerly Robyn Thomas McWherter) (the “Executive”), dated as of the 23rd day of June, 2004 (“Agreement”).

W I T N E S S E T H:

WHEREAS, First Security, Bank, and the Executive have previously entered into the Agreement;

WHEREAS, First Security, Bank and the Executive desire to amend the Agreement to address the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as well as to make certain other technical changes;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreement set forth herein, First Security, Bank and the Executive hereby agree, effective as of the date of the execution of this First Amendment, that the Agreement shall be amended as herein provided:

1.

Section 2(a)(ii) of the Agreement is amended to read as follows:

(ii)  Medical Plan Continuation.  If, at the Termination Date, the Executive participates in one or more health plans maintained by First Security or any Subsidiary (which may include dental, vision, and general health coverage), and the Executive is eligible for and elects to receive continued coverage under such plan(s) in accordance with the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”) or any successor law, First Security shall reimburse the Executive during the 12-month period following the Termination Date or, if shorter, the period of such actual COBRA continuation coverage, the difference between the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits and the total monthly amount of the premiums charged to employees of First Security or any Subsidiary for the same health plan coverage.  Such reimbursement obligation of First Security shall terminate upon the earlier of (i) the 12-month period described above, or (ii) the date the Executive becomes eligible for health coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which the Executive shall promptly report to First Security.

Section 2(b)(iii) of the Agreement is amended to read as follows:

(iii)  “Good Reason” shall mean the Executive’s voluntary termination of employment after any one or more of the following events, unless the Executive consents to the event in writing delivered to the Board:

A.  a material diminution in the Executive’s authority, duties, or responsibilities, including a material diminution in the budget over which the Executive retains authority;

B.  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

C.  a material diminution in the Executive’s Annual Base Salary (as the same may be increased from time to time), unless any change to any such Annual Base Salary affects all of the individuals whose positions are considered comparable to that of the Executive (for this purpose, a ten percent (10%) or greater reduction in the Executive’s Annual Base Salary shall be considered as material);

D.  a material change in geographic office location at which the Executive is required to perform services (for this purpose, a change of 30 miles or more shall be considered as material); and

E.  any other action or inaction that constitutes a material breach by First Security or any Subsidiary of the terms of this Agreement.

For purposes of this Section, the Executive must provide the Board with written notice of the condition above within ninety (90) days of its initial existence, and such condition shall not constitute Good Reason in the event the condition is remedied within thirty (30) days of such notice.

3.

A new Section 15 shall be added to the Agreement to read as follows:

Section 15          Compliance with Internal Revenue Code Section 409A .

The compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations, and guidance of general application issued thereunder (“Code Section 409A”).  The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are exempt from the application of Code Section 409A, and which does not result in additional tax or interest to the Executive under Code Section 409A.  Notwithstanding the foregoing, if upon the Executive’s termination of employment the Executive is a specified employee, as defined in Code Section 409A, and if any payments under this Agreement would result in additional tax or interest to the Executive pursuant to Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after the Executive terminates employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A.  As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum.  For purposes of this Agreement, termination of employment shall be construed consistently within the meaning of a “separation from service” within the meaning of Section 409A of the Code.

4.

Except as otherwise amended hereby, all terms and conditions of the Agreement are and shall remain in full force and effect, and all of such terms and conditions are hereby ratified and confirmed by the parties hereto in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by First Security Group, Inc., by its duly authorized representative, by FSGBank, National Association, by its duly authorized officer, and by the Executive, and shall be effective as of this the ______ day of _________________, 2008.

FIRST SECURITY:

FIRST SECURITY GROUP, INC.

By:
Chair, Compensation Committee

BANK:

FSGBANK, NATIONAL ASSOCIATION
By:
Chairman of the Board

EXECUTIVE: